Exhibit 10.7

AGREEMENT FOR POST-TERMINATION BENEFITS

Gap Inc. (“Company”) and Jeff Kirwan (referred to below in the second person) hereby enter into this amended and restated Agreement for eligibility for certain post-termination benefits. Effective July 1, 2017, this Agreement expressly supersedes any and all prior agreements related to such post-termination or severance benefits, including those described in any offer letter under the section entitled “Termination/Severance.” Company and you hereby agree as follows:

In the event that your employment is involuntarily terminated by the Company for reasons other than (i) For Cause (as defined below) or (ii) for the avoidance of doubt, death or disability, prior to July 1, 2020, the Company will provide you the following after your "separation from service" within the meaning of Internal Revenue Code (“IRC”) Section 409A ("Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Except for any compensation received from external board memberships in place at the time of your Separation from Service, payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor. Each payment will be treated as a separate payment for purposes of IRC Section 409A, to the maximum extent possible.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above or shorter period you are covered by COBRA, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder, or any similar law or regulation).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for any non-financial component (other than those intended to comply with IRC Section 162(m)). Such bonus will be paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs. In the event termination occurs after the end of a fiscal year but before the date of bonus payments, such bonus for the preceding fiscal year will be paid pursuant to the terms of this section and the terms of the bonus plan.

Jeff Kirwan

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the end of the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the IRC Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under IRC Section 409A.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from IRC Section 409A under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under IRC Section 409A(a)(1)(B).  Any delayed payment instead will be made on the first business day following the expiration of the six-month period, as applicable (or such earlier time permitted under IRC Section 409A(a)(2)(B)(i)). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this Agreement.

EXECUTIVE

/s/ Jeff Kirwan
Jeff Kirwan

THE GAP, INC.

/s/ Art Peck                     June 2, 2017
By: Art Peck                    Date
President and CEO